Exhibit 10.29

December 17, 2018

Lou Paglia

Sterling Talent Solutions

Dear Lou,

This letter is to confirm details of your new role as President. In this role, you will continue reporting to Josh Peirez, Co-CEO. Your compensation will consist of the following:

•	A base salary of $450,000 effective December 1, 2018.

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Effective January 1, 2019, you will be eligible for a target annual incentive award opportunity of up to 100% of your base salary, pursuant to the terms of Sterling’s Annual Incentive Plan. Your incentive award will be based on the Company’s achievement of financial measures and specific business and individual objectives.

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You will be eligible to participate in the Sterling Ultimate Parent Corp. 2015 Long-term Equity Incentive Plan. You will be granted 106.5 stock options at the fair market value of the options at the time of grant as determined by the Company. The grant is subject to Board approval and your execution of related award agreements and terms.

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In addition to the stock options mentioned above, you will also be eligible to participate in the new performance option plan. You will be granted 105 performance options at the fair market value of the options at the time of the grant as determined by the Company. The grant is subject to Board approval and your execution of related agreements and terms.

All amounts you receive will be subject to applicable required withholding taxes.

This letter is not intended to be, nor should it be construed as a guarantee that employment or any benefit program will be continued for any period of time. Any salary figures stated in annual terms are stated for the sake of convenience or to facilitate comparisons and are not intended to create an employment contract for any specific period of time.

Wishing you continued success.

Sincerely,

/s/ Danielle Korins
Danielle Korins
Chief People Officer

1 State Street Plaza, 24th Floor, New York, NY 10004

Telephone (212) 736-5100 ● (800) 899-2272 ● Facsimile (212) 736-0683